Exhibit 10.15

CONFIDENTIALITY, NON-INTERFERENCE, AND ASSIGNMENT OF INVENTIONS AGREEMENT

THIS CONFIDENTIALITY, NON-INTERFERENCE, AND ASSIGNMENT OF INVENTIONS AGREEMENT (this “Agreement”) is made and entered into as of the date of the last signature below (“Effective Date”), by and between METAGENOMI, INC. (“Company”), having a principal place of business at 5959 Horton Avenue, Emeryville, CA 94608, and ___________(or “Employee”), having a residence at the address listed in the signature block below.

1. Consideration. As a condition of their employment with Metagenomi Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of Employee’s receipt of the compensation now and hereinafter paid to them by the Company, Employee agrees to the terms set forth in this Agreement.

2. At-Will Employment. EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT THEIR EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT WILL” EMPLOYMENT. EMPLOYEE ALSO UNDERSTANDS THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS IN WRITING AND SIGNED BY THE CEO OR PRESIDENT AND COO OF THE COMPANY. ACCORDINGLY, EMPLOYEE ACKNOWLEDGES THAT THEIR EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT EMPLOYEE’S OPTION OR THE OPTION OF THE COMPANY, WITH OR WITHOUT NOTICE.

3. Confidential Information.

3.1 Company Confidential Information. Employee acknowledges that during the course of their employment, Employee will have access to information about Metagenomi, Inc., and its subsidiaries and affiliates, including the Company (collectively, the “Company Group”), and that their employment with the Company will bring Employee into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, Employee agrees, that at all times during the term of their employment with the Company and thereafter, to hold in confidence and not to use, except for the benefit of the Company Group, or to disclose to any person without written authorization of the Company, any Confidential Information that Employee obtains or creates. Confidential Information includes any information that has been or may be disclosed to Employee by or on behalf of Company in writing, orally, electronically, or by inspection of facilities or tangible objects, including, without limitation, documents, prototypes, compounds, protein sequences, chemical structures, samples, formulations, technical data, trade secrets, know how, research, product plans, services, customers, markets, software, assays, discoveries, inventions, ideas, techniques, assays, processes, designs, drawings, marketing plans, statements of financial condition, or equipment, as well as any information created using the foregoing information. Notwithstanding the foregoing, Confidential Information shall not include any information that Employee can establish (i) was publicly known or generally available to the public prior to disclosure under this Agreement; (ii) becomes publicly known or generally available to the public after disclosure to Employee hereunder through no action or inaction of Employee; (iii) was, at the time of disclosure to Employee hereunder, already in the possession of Employee, without confidentiality restrictions, as shown by Employee’s contemporaneous written records; (iv) is independently developed by Employee without use of or reference to Confidential Information; or (v) is obtained without confidentiality restrictions by the Employee from a third party (not acting on behalf of Company) without a breach of any obligations of confidentiality.

3.2 Returning Company Documents. Employee agrees that, at the time of leaving the employ of the Company, Employee will deliver to the Company (and will not keep in their possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to their employment with the Company or otherwise belonging to the Company, its successors or assigns.

3.3 Former Employers

(a) Former Employer Information. Employee represents that their performance of all of the terms of this Agreement as an employee of the Company has not breached and will not reach any agreement to keep in confidence proprietary information, knowledge, or data acquired by Employee in confidence or trust prior or subsequent to the commencement of Employee’s employment with the Company, and Employee will not disclose to any member of the Company Group, or induced any member of the Company Group to use, any developments, or confidential or proprietary information or material Employee may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, non-disclosure agreement, or similar agreement. Employee further represents and agrees that if they have a signed confidentiality agreement with any former employer or entity, they will comply with the terms of any such agreement to the extent such terms are lawful under applicable law.

(b) Indemnification. Employee represents that they have retuned all property and confidential information belonging to all prior employers. In the event that the Company or ay of its directors, officers, shareholders or agents (collectively, “Indemnitees”) is sued based on any obligation or agreement to which Employee is a party or is bound, Employee agrees to fully indemnify the Indemnitees for all verdicts, judgments, settlement and other losses incurred by the Indemnitee in the event that it is the subject of any legal action resulting from any breach of Employee’s obligations under this Agreement, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such action.

3.4 Third-Party Information. Employee recognizes that the Company may have received and, in the future, may receive from third parties associated with the Company their confidential or proprietary information, such as their habits and practices, their technology requirements and information related to the business conducted between the Company and such parties. Employee agrees at all times during their employment with the Company and thereafter, to hold in the strictest confidence, and not to disclose or use any such confidential information, except as necessary in carrying out their work for the Company consistent with the Company’s agreement with such parties. Employee understands that their unauthorized use or disclosure of such third party confidential information during their employment will lead to disciplinary action, up to and including termination and legal action by the Company.

4. Inventions.

4.1 Inventions Retained and Licensed. Employee has attached hereto, as Schedule 1, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to their employment with the Company (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to the Company’s business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of their employment with the Company, Employee incorporates into a Company product, process or service a Prior Invention owned by Employee or in which they have an interest, Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

4.2 Assignment of Inventions. Employee will assign and does hereby irrevocably assign to the Company, or its designee, all their right, title, and interest in and to any and all copyrights, inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 4.4 below. Employee agrees to promptly make full written disclosure to the Company of any Inventions. Employee further acknowledges that all original works of authorship which are made by them (solely or jointly with others) within the scope of and during the period of their employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee understands that no royalty will be due Employee as a result of the Company’s efforts to commercialize or market any such invention.

4.3 Patent and Copyright Registrations. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that their obligation to execute or cause to be executed, when it is in their power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

4.4 Exception to Assignments. Employee understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Schedule 2). Employee will advise the Company promptly in writing of any inventions that Employee believes meet the criteria in California Labor Code Section 2870 and are not otherwise disclosed on Schedule 1.

5. Restrictive Covenants.

5.1 Non-Competition. During of their employment with the Company, Employee shall not, directly or indirectly, as an employee, sole proprietor, partner, stockholder, director, officer principal or executive engage in any business activities in which the Company is engaged.

5.2 Non-Solicitation of Employees. Employee agrees that for a period of twelve (12) months immediately following the termination of their employment relationship with the Company for any reason, whether with or without cause, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for Employee or for any other person or entity.

5.3 Non-Disparagement. Other than in connection with filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or other comparable federal, state, or local governmental agency or commission, under a valid subpoena or court order to do so, or when constituting protected activity described in Section 5.4 below, Employee agrees that during the term of their employment and at all times thereafter, they will not make any disparaging or defamatory comments regarding any member of the Company Group or their respective current or former officers, directors, shareholders or employees. Notwithstanding the foregoing, Employee shall not be restrained from making any disclosures mandated by applicable law, regulation or order of a court of government agency.

5.4 Protected Activity. Nothing in this Agreement shall be construed to prohibit Employee from engaging in any protected or concerted activity, or filing a complaint or charge with, or participating in any investigation or proceeding conducted by, or providing information to or otherwise assisting the Equal Opportunity Employment Commission, Department of Fair Employment and Housing, National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). By signing this Agreement, Employee agrees to waive their right to recover individual relief based on any claims asserted in such a complaint or charge; provided, however, that nothing in this Agreement limits Employee’s right to receive an award for information they provide to any Government Agencies that are authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an agency enforcement action. Employee further understand that this Agreement does not limit their ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any of the Government Agencies, including providing documents or other information, without notice to the Company. Should any charge or action be filed on Employee’s behalf involving claims released by this Agreement, Employee agrees to promptly inform the relevant agency, court, or arbitral forum that any individual claims they might otherwise have had have been released.

6. Disclosure and Notification. For so long as this Agreement is in effect, Employee agrees that they will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such person or entity. In the event that Employee leaves the Company, Employee hereby grants consent to notification by the Company to Employee’s new employer about Employee’s obligations under this Agreement.

7. General Provisions.

7.1 Severability; Blue Pencil. Each of the rights set forth in this Agreement shall be independent of the others and shall be in addition to, and not in lieu of any other rights and remedies available to any member of the Company Group at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereinafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, Employee agrees that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration or scope permissible by law, and in its reduced form said provision shall then be enforceable.

7.2 Injunctive Relief. Employee expressly acknowledges that any breach or threatened breach of any of the terms or conditions set forth in this Agreement may result in substantial, continuing and irreparable injury to members of the Company Group. Therefore, Employee agrees that in addition to any other remedy that may be available, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief by a court of competent jurisdiction in the event of any breach or threaten to breach of this Agreement without the necessity of proving irreparable harm or injury as a result of such a breach or threatened breach. Notwithstanding any other provision to the contrary, Employee acknowledges and agrees that the non-competition or non-interference periods, as applicable, shall be tolled during any period of violation of any of such covenants and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee if it is ultimately determined that Employee was in breach of such covenants.

7.3 Cooperation. Employee agrees that, following any termination of their employment, Employee will continue to provide reasonable cooperation to the Company and its counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during Employee’s employment and which they were involved in or of which they had knowledge. As a condition of such cooperation, the Company shall reimburse Employee for reasonable out-of-pocket expenses incurred at the request of the Company with respect to such compliance. Employee also agrees that, in the event that Employee is subpoenaed by any person or entity to give testimony or provide documents that in anyway related to Employee’s employment by the Company, they will give prompt notice of such request to the Company and will make no disclosure until Company has had reasonable opportunity to contest the right of the request in person or entity to such disclosure.

7.4 Dispute Resolution; Governing Law. Any dispute regarding the interpretation or enforcement of this Agreement shall be subject to the governing law and arbitration agreement and/or dispute resolution provisions set forth in Employee’s employment offer letter agreement in which this Agreement is incorporated by reference.

7.5 Successors and Assigns. This Agreement will be binding upon Employee’s heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. Employee expressly acknowledges and agrees that this Agreement may be assigned by the Company without Employee’s consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction

7.6 Survival. The provisions of this Agreement shall survive the termination of Employee’s employment with the Company, or the assignment of this Agreement by the Company to any successor in interest or other assignee.

Employee has executed this Agreement on the date set forth below.

Date: _________________	Signature

Name of Employee

Employee Address:____________________

Acknowledged and agreed:

Metagenomi, Inc.

Signature
Name
Title

Schedule 1

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

___ Additional Sheets Attached

Signature of Employee: ________________

Print Name of Employee:

Date: _______________________________

Schedule 2

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”